DATED: November 7th 2014

SMART EVOLUTION TRADING S.R.L.

And

SMITH AND RAMSAY BRANDS, LLC

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT is dated 11-07-2014

BETWEEN:

SMART EVOLUTION TRADING S.R.L., a company incorporated in Italy of 7, Re Umberto Street, Torino, 10121 Italy, VAT number 10286490015 (hereinafter "SET" or "Company")

and

Smith and Ramsay Brands, LLC, a company incorporated in United States of America, 5940 S. Rainbow, Las Vegas, NV 89118, EIN number 46-5697279 (hereinafter "Distributor")

Whereas:

(A)                The Distributor has demonstrated to the Company that it is capable of the distribution, sale and marketing of the Products (as defined below).

(B)                The Company is the manufacturer/creator/worldwide trader of the Products related to the personal vaporizers sector (e.g. electronic cigarettes), their accessories, consumables and aromatic liquid for electronic cigarettes.

(C)                The Products are identified by the PUFF and AVATAR trademarks, marked individually and/or combined with other trademarks, as illustrated in detail in Annex A, which is an integral part of this Agreement

(D)                The Company has agreed that the Distributor will carry out the distribution, sale and marketing of the Products in the Territory (as defined below) on the terms of and subject to the conditions in this Agreement.

(E)                The Distributor has carefully considered his own interests, further to the benefits of a mutual cooperation and, more specifically, has assessed the economic convenience of the operation on his own accord, hence assuming the entire risk of its success

The Company and the Distributor agree as follows:

1.	MEANINGS OF WORDS AND EXPRESSIONS IN THIS AGREEMENT

1.1.                    In this Agreement the following expressions shall have the following meanings:

"Affiliate"	means any company which: (i) controls or is controlled by another company; or (ii) is controlled by the same company as another company ; where "control" and "controlled" are defined in Clause 1.2
"Agreement"	Means this Agreement and its Annexes.
"Change of Control"	Means in relation to a company, a person ceasing to control
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that company or a person who did not previously control that company acquiring control of it, where in either case "control" is defined in Clause 1.2.
"company"	Includes any company, corporation or other corporate body, wherever it is incorporated or established.
"Company"	Means Smart Evolution Trading S.r.I.
"Competing Goods"	Means any goods of the type listed in Annex B other than the Products that have European origin or owned by European based person.
"SET GROUP"	Means Smart Evolution Trading S.r.!. and all companies which it controls directly or indirectly in any part of the world from time to time.
"DAP"	Means "Delivered at Place" (INCOTERMS 2010).
"DDP"	Means "Delivery Duty Paid" (INCOTERMS 2010)
"Intellectual Property"	Means patents, trademarks and service marks (including the Trade Marks, as defined below), rights in designs, trade or business names, copyrights and data base rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these in any part of the world.
"Marketing Plan"	Has the meaning set out of Clause 8.14.
"Month"	Means a calendar month.
"Person"	Means any individual, business, company, government, state, state agency, local or municipal authority or any joint venture, association or partnership (whether or not it is a single legal entity).
"Products"	Means, subject to Clause 6.2, in respect of the countries forming the Territory, the products listed in Annex B as may be amended by the Company from time to time, and, in general, for all the products branded with Trademarks listed in
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Special Customized Product

Annex A and all Trademarks owned by Company and its affiliate.

Mean a product or combination or product specially produce for the Territory and upon request and agreement by the Company and the Distributor.

"Sales Target”	Means the target for the Distributor’s sales of the Products in each Year or in each part of the year or in each specific period of this Agreement as set out in Annex C.
"Systems"	Means all computer hardware, software, networks or other assets containing embedded technology owned or used by the Company, its employees, agents or sub-contractors.
"Territory"	Means United States of America.
"Trade Marks"	Means the trademarks and such other trademarks as Company may own in the Territory now or in the future relating to or associated with the Products as listed in Annex A.
"Year"	Means a period of twelve Months commencing on 1 January and expiring on 31 December.

1.2.                    For the purposes of this Agreement , a company (the "first company") "controls" another company (the "second company") where:

(A)                the first company may exercise or control the exercise of the majority of the voting rights in the second company (whether alone or under an agreement with one or more persons);or

(B)                the first company is a shareholder (registered or beneficial) in the second company and the first company may appoint or cause the appointment of or remove or cause the removal of the majority of the second company's directors or equivalent officials, and the first company shall be deemed to control the second company for these purposes if the second company is controlled by another company or companies which is or are controlled by the first company .

1.3.                    The headings in this Agreement are included for convenience and should not be used to interpret this Agreement.

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2.	APPOINTMENT OF THE DISTRIBUTOR

2.1.                    The Company appoints with effect from the Commencement Date the Distributor as its exclusive distributor for the distribution, sale and marketing of the Products in the Territory in accordance with the terms and conditions of this Agreement.

2.2.                    The Company agrees not to supply the Products for resale within the Territory to any person other than the Distributor. The Company shall be under no liability to the Distributor for sales by third parties of the Products within the Territory.

3.	DURATION OF THIS AGREEMENT

This Agreement shall commence as of the Commencement Date and shall be valid, subject to Clause 14, until December 31't 2016.

In case Distributor will reach the Sales Target tl3 in Annex C, the Distributor will have the right to extend this Agreement for two more additional years, by giving written notice of his intent at least 3 months prior the end of the initial term (no later than September 30th 2016).

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In case the Distributor will have the right for two year renewal, the Parties will set, by November 30th the new goals based on the current market trend.

4.	TERMS OF BUSINESS

All sales of the Products by the Company to the Distributor shall be on the Company's standard terms and conditions current at the time of receipt of the Distributor's order provided that where such standard terms and conditions are inconsistent with this Agreement, the provisions of this Agreement shall prevail. A copy of the Company's standard terms and conditions of sale current at the date of this Agreement are attached at Annex B

5.	PRICE AND PAYMENT

5.1.                    A copy of the Company's list prices current at the date of this Agreement and in the currency in which all payments will be made by the Company to the Distributor is attached at Annex B.

5.2.                    The list prices referred to in Clause 5.1may be altered by the Company with a minimum of 6 weeks' notice to the Distributor.

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5.3.                    All prices for the Products will have DAT terms (incoterms 2010) for the Products shipped from overseas and will have DDP terms (Incoterms 2010) for the product shipped from Company's Affiliate warehouse in USA.

5.4.                    Price are exclusive of any value added tax, goods and services tax or any other sales or import tax, for which the Distributor could be additionally liable.

5.5.                    All payments will be made by the Distributor to the bank account as notified by the Company to the Distributor in writing in the Products invoice.

5.6.                    When the Products are supplied from overseas by the Company under this Agreement, they will be delivered DAT (Incoterms 2010): the Company will be responsible for arranging and paying all costs of transport and insurance from production facilities to Distributor's warehouse; the Distributor will pay import tax.

5.7.                    When the Distributor make business plan that include orders of Special Customized Product, it will comply with minimal order quantities agreed time to time with the Company and with payment terms defined in Annex B.

6.	SUPPLY OF THE PRODUCTS

6.1.                    Subject to Clause 6.2, the Company will use reasonable endeavors to supply the Products to the Distributor in accordance with the Distributor's orders, but each order by the Distributor and acceptance by the Company will constitute a separate contract and the Company is not obliged to accept any order received from the Distributor.

6.2.                    The Company will not be under any obligation to continue the manufacture or supply of all or any of the Products. If any Product is discontinued or disposed of by the Company in any part of the world including the Territory this Agreement will automatically terminate in respect of that Product with no liability accruing to the Company as a consequence thereof. The Company will anyway respect the supply for the Products in the business plan agreed with the Distributor and the planned deliveries

6.3.                    The Company will be entitled at any time to make such alterations to the specifications of the Products as it may think fit.

6.4.                    Default by the Company in relation to any order will not entitle the Distributor to treat this Agreement as terminated.

6.5.                    The Distributor will, in respect of each order for the Products, be responsible for:

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(A)                ensuring the accuracy of the order and its delivery schedule;

(B)                providing the Company with any information which is necessary in order to enable the Company to fulfil the order and to comply with all labelling, marketing and other applicable legal requirements in the Territory; and

(C)                Obtaining any necessary import licenses, certificates of origin or other requisite documents and paying all applicable customs, duties and taxes in respect of the importation of the Products into the Territory and their resale in the Territory.

6.6.              Before the beginning of each Month (the "Initial Month") the Distributor will give the Company its binding orders for the Month (the "Order Month") following the Initial Month and its best estimate of its requirements for the 3 (three) Months following the Order Month.

6.7.              Subject to Clause 6.1 and assuming the Company is willing to do so, upon receipt of each order the Company will as soon as is practicable accept and confirm such order and inform the Distributor of the Company's estimated delivery date for the Products ordered. The Company will use all reasonable endeavors to meet that delivery date but the Company will have no liability to the Distributor if there is any delay in delivery.

6.8.              The Company is not responsible for any delay arising from shipping delay due to custom inspection, custom delay, strikes and other subject out of Company's control

7.                   RISK AND TITLE

7.1.              Subject to Clause 7.2, the title to any of the Products will not pass to the Distributor until the Company has received full payment of the price for the Products and all other amounts due from the Distributor.

7.2.              Risk of loss of or damage to any of the Products will pass to the Distributor from the time the product are delivered to Distributor's warehouse.

8.                   OBLIGATIONS OF THE DISTRIBUTOR

8.1.              The Distributor will not purchase the Products for resale in the Territory from any person other than the Company or its designed Affiliates.

8.2.              Except for those brands listed in Annex A, and for the Product listed in Annex B, the Distributor will not be concerned or interested, either directly or indirectly, in the manufacture or sale in the Territory of any Competing Goods.

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8.3.              Save as permitted by the terms of other arrangements between the parties or their respective Affiliates:

(A)                The Distributor shall not solicit or seek customers for the Products outside the Territory, nor shall it establish any branch or maintain any depot outside the Territory for the sale of the Products.

(B)                The Distributor shall not sell the Products to persons having their place of business, or to purchasing agencies located, outside the Territory.

8.4.              The Distributor shall use its best endeavors to sell and promote the safe of the Products based on the Marketing Plan including {but not limited to):

(A)	distributing and displaying the Company's advertising materials;
(B)	advertising in newspapers and trade magazines circulating in the Territory (all such advertising to be subject to the prior approval of the Company);

8.5.              The Distributor shall at its own expense maintain an adequate stock of the full range of the Products sufficient to meet demand in the Territory.

8.6.              The Distributor shall resell the Products to its customers at such prices and on such terms as may be determined by the Distributor. In establishing such prices, the Distributor shall have regard to the need to ensure the competitive price positioning of the Products whilst maintaining and preserving their international premium branded status.

8.7.              The Distributor shall at all times employ such numbers of technically qualified sales personnel, able efficiently to demonstrate and explain the Products, as may be necessary to ensure full promotion of the Products throughout the Territory. In particular, the Distributor shall appoint for the duration of this Agreement a full time brand manager solely devoted to the Products. The appointment of and any replacement of such brand manager or successor thereof shall be subject to the prior written consent of the Company.

8.8.              The Distributor shall:

(A)                keep the Company regularly informed of the progress and development of the market for the Products in the Territory and of all regulations affecting the import, distribution and sale of the Products in the Territory;

(B)                send to the Company upon reasonable request such estimates of future sales and stocks and other statistical forecasts as the Company may reasonably require;

(C)                submit to the Company all complaints relating to the Products together with all available evidence and other information and forward to the Company at the Company's expense for examination representative samples of the Products in respect of which complaints are made together with full identification of such Products including product references and numbers. In the event of any dispute arising between the Company and any third party in relation to the quality or characteristics of any of the Products sold by the Company, the Distributor shall not without the consent in writing of the Company admit liability or do anything which might be construed as an admission of liability nor take any proceedings in respect of, or compromise, any such dispute;

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(D)                have in place the appropriate systems to support the product recall procedure provided by the Company. The Company utilizes bar codes and the Distributor's Systems must be capable of being upgraded for such use.

(E)                not resell the Products except in the packaging and in the bottles in which they are received from the Company and shall ensure that the Products are until resale stored in accordance with the Company's instructions and remain in the same condition as when received by the Distributor from the Company.

8.9.              The Distributor shall:

(A)                not make purchases or sales or incur any liabilities whatsoever on behalf of the Company and shall not attempt to bind the Company to third parties in any manner whatsoever;

(B)                not act in any way pledge the credit of the Company;

(C)                in all relevant correspondence and other dealings relating directly or indirectly to the safe or other disposition of the Products clearly indicate that it is acting as principal and shall in no circumstances expressly or impliedly do any act or thing which may cause it to be taken by third parties as acting as an agent of the Company .

8.10.           The Distributor shall be responsible for obtaining and maintaining in force all such licenses, consents and approvals of any governmental or quasi-governmental or other regulatory authority as may be required in connection with the import, advertising, storage, distribution, marketing and sale of the Products in the Territory.

8.11.           The Distributor shall, each Year and each other target period specified in Annex C, meet 80% of the sales target

8.12.           The Distributor shall report to the Company on a monthly basis the sales generated by the Product in the Territory. The sales report shall be sent to the Company by 10th of every next Month

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8.13.           The Distributor shall indemnify the Company (and all its Affiliates) and keep the Company and all other companies in the Smart Evolution Trading Group indemnified from and against all claims, losses, costs, damages, expenses and liabilities suffered in connection with any breach by the Distributor or any of its employees, agents or sub-contractors of any provision of this Agreement or which is caused by the Distributor's negligence or the negligence of its employees, agents or sub-contractors.

8.14.           The Distributor will submit to the Company a draft Marketing Plan prior to 30th November of each Year in respect of the immediately following Year. Discussions will take place during October and November in order to agree the Marketing Plan. Failing agreement the Marketing Plan for the preceding Year will continue to apply unless the Company exercises its right to terminate under clause 14.1. The Marketing Plan will:

(A)                identify an intended positioning of the Products to accord with their international image;

(B)                establish agreed sales targets for the Products.

(C)                establish an agreed level of promotional expenditure for the Products;

(D)                identify in outline the intended advertising and promotional activities and allocate the responsibility for these activities between the parties; and

The matters referred to in (A) to (0) above will be determined by the Company.

9.	SALES LITERATURE

The Company shall supply the Distributor raw material of graphics and design of advertising material, descriptive matter and specifications relating to the Products as the Company may from time to time consider necessary to enable the Distributor actively to promote the sale of the Products and to carry out its obligations in accordance with the terms of this Agreement .

10.	SYSTEMS

The Distributor shall ensure that the Systems have the capacity and performance necessary to fulfil the Distributor's obligations under this Agreement. The Distributor shall use its best endeavors to ensure that the Systems include such back-up and fail safe features as are necessary to ensure that failures in the performance or operation of any of the Systems do not have a significant adverse effect on the Distributor's ability to comply with its obligations under this Agreement.

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11.	INTELLECTUAL PROPERTY
11.1.	The Company hereby authorizes the Distributor to use the Trade Marks in the Territory for the purposes only of exercising its rights and performing its obligations under this Agreement. Company gives no warranty and makes no representation that the use of any of the Trade Marks in accordance with this Agreement does not or will not infringe the rights of any third party.
11.2.	The Distributor will ensure that each reference to and use of any of the Trade Marks by the Distributor is in a manner approved by the Company (and applicable Affiliate as appropriate) and accompanied by an appropriate acknowledgement of the ownership of the Trade Mark, such statement to be approved by the Company (or applicable Affiliate) prior to use. Where reasonably practicable, any advertising material, merchandising material, sales aids and other descriptive matter shall carry the statement that the Products are distributed in the Territory by the Distributor by agreement with the Company ..
11.3.	The Distributor will not:

(A)                make any modifications to the Products or their packaging;

(B)                alter, remove or tamper with any Trade Marks, numbers, or other means of identification used on or in relation to the Products;

(C)                use any of the Trade Marks or any trade names in connection with any other products or services or as part of the corporate or any trade name of the Company or in any other way which might prejudice their distinctiveness or validity or the goodwill of the Company or any Affiliate ;

(D)                use in relation to the Products any trade marks other than the Trade Marks without obtaining the prior written consent of the Company (or the applicable Affiliate as appropriate);

(E)                use in the Territory any trademarks or trade names so resembling any Trade Mark or trade names of the Company (or the applicable Affiliate) as to be likely to cause confusion or deception;

(F)                 register or seek to register any trade mark or trade name or internet domain name or similar identifier which is identical to or likely to be confused with any of the Trade Marks;

(G)                Commit or permit any act which might damage the Trade Marks or the name or reputation of the Company (or the applicable Affiliate) or the Products thereof.

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11.4.           Except as provided in Clause 11.1 the Distributor will have no rights in respect of any trade names or Trade Marks used by the Company or an Affiliate in relation to the Products or of any associated goodwill or in respect of any other Intellectual Property relating to the Products or their advertising and the Distributor acknowledges that, except as expressly provided in this Agreement, it shall not acquire any such rights and that all such rights and goodwill are, and will remain, the property of and be vested in the Company or the applicable Affiliate as appropriate .

11.5.           The Distributor will ensure that copyright in all advertising and other similar material relating to the Products is originated in such a way as to enable copyright to be vested in the Company (or applicable Affiliate) at any time before or after the termination of this Agreement and, on request from the Company (or the applicable Affiliate), the Distributor will at the Company's expense procure that such copyright is vested in the Company (or the applicable Affiliate) as appropriate.

11.6.           The Distributor will, at the expense of the Company (or the applicable Affiliate), take all such steps as the Company (or the applicable Affiliate) may reasonably require assisting the Company (or the applicable Affiliate} in maintaining the validity and enforceability of the Intellectual Property as appropriate.

11.7.           The Distributor will not do or omit {or authorize any third party to do or omit) any act which would or might invalidate or be inconsistent with any Intellectual Property of the Company (or any applicable Affiliate).

11.8.           The Distributor will promptly notify the Company as appropriate of any actual, threatened or suspected infringement in the Territory of any Intellectual Property of the Company (or an applicable Affiliate) which comes to the Distributor's notice, and of any claim by any third party that the importation or sale of the Products infringes any rights of any other person in the Territory. The Company (and/or the applicable Affiliate) shall take whatever action (if any) it deems necessary in the circumstances and shall have sole conduct of any resulting proceedings. The Distributor will at the request and expense of the Company (or the applicable Affiliate) do all such things as may be reasonably required to assist the Company (or the applicable Affiliate) in taking or resisting any proceedings in relation to any such infringement or claim. Costs incurred and damages recovered in any such proceedings shall be for the account of the Company (or the applicable Affiliate as appropriate). The Distributor shall not (save as permitted by law) have any right to initiate proceedings in relation to unauthorized use of any Intellectual Property of the Company or any Affiliate without the prior written consent of the Company (or the applicable Affiliate as appropriate).

11.9.           The right granted to the Distributor to use the Trade Marks under this Agreement relates only to the Territory. The parties expressly agree that nothing in this Agreement or otherwise shall be interpreted as giving consent (directly or indirectly) to the use of any of the Trade Marks by the Distributor other than in the Territory.

11.10.       The Distributor agrees to include in any subsequent agreement relating to any of the Products (including terms and conditions of sale) a clause confirming that no consent has been, or is, granted for the use of any of the Trade Marks other than in the Territory and requiring anyone purchasing any of the Products (other than for the purpose of consumption) to notify subsequent purchasers of the limitation and include a clause to the same effect in any subsequent agreement relating to any of the Products.

12.                CONFIDENTIALITY/RECORDS

12.1.           The Distributor shall keep strictly confidential and shall not disclose to any person any information relating to the Company, the Products, any of the methods or processes of manufacture of the Products or any other information supplied by or on behalf of the Company under or in relation to this Agreement (whether it is obtained by the Distributor before or after the date of this Agreement) .

12.2.           The Distributor may disclose information that would otherwise be confidential if and to the extent that :

(A)                such disclosure is required by law in force in the Territory;

(B)                such disclosure is required by any regulatory or government body to which the Distributor is subject or submits;

(C)                the information has come into the public domain through no fault of the Distributor; or

(D)                the Company has given its advance written approval to the disclosure. Any information which the Distributor proposes to disclose pursuant to paragraphs (A), (B), (C) or {D) above shall be disclosed only after consultation with the Company. In addition, the Distributor may disclose such information to any of its employees, agents or sub-contractors who strictly need to receive such information to carry out duties to assist the Distributor to comply with this Agreement. However, the Distributor shall ensure that all such persons undertake to keep and do keep all such information confidential and do not disclose any such information to any other person. The Distributor shall be responsible for any disclosure of confidential information by any of its employees, agents or sub-contractors . If the Distributor discovers or becomes aware of any unauthorized disclosure of confidential information, it shall immediately notify the Company and promptly take all possible action to prevent further disclosure.

12.3.           The Distributor shall maintain such confidential information in its records and shall give Company full access to it on reasonable notice and during business hours. If so requested by the Company in writing (and, in any event, within 14 days of the termination of this Agreement by either party), the Distributor shall send to the Company (or, at the Company's request, the Distributor shall destroy) all documents, computer disks and other media containing any such confidential information as the Company may specify in its request. In these circumstances, the Company shall also erase all such information from all computers or other electronic devices in its possession or control and procure that each of its employees, agents and sub-contractors do so. In addition, following such return (or, as the case may be, destruction) the Distributor shall if the Company so requests provide to the Company a certificate signed by the managing director, of the Distributor stating that the Distributor has complied fully with all of the provisions of this sub-clause.

12.4.           The provisions of this Clause shall be deemed to survive the termination of this without limit in time.

13.	WARRANTY AND LIABILITY

13.1.           The Company warrants to the Distributor that all Products supplied by the Company will be of satisfactory quality. All other warranties, implied terms, conditions, obligations and liabilities of the Company, the Affiliates and any other applicable member of the Smart Evolution Trading Group, whether implied by statute, common law or otherwise are hereby excluded to the maximum extent permitted by law.

13.2.           In the event of any breach of the Company's warranty in clause 13.1the Company's liability will be limited to:-

(A)                replacement of the Products in question; or

(B)                at the Company's option repayment of the price (where this has been paid).

13.3.           The Company will not be liable to the Distributor for any consequential loss or damage {whether for loss of profit or otherwise, and whether caused by the negligence of the Company or its employees or agents or otherwise) arising out of or in connection with any act or omission of the Company relating to the manufacture or supply of the Products, their resale by the Distributor or their use by any customer provided that this clause will not affect any liability in respect of damages for death or personal injury to the extent caused by the negligence of the Company.

13.4.           The Company guarantee conformity of the product with the contract of sale. However, the lack of conformity cannot be accepted if:

-The consumer does not provide full purchasing proof/recipe;

-The consumer does not inform the Distributor of the lack of conformity within two months after its discovery

-The consumer, after six months of delivery, does not provide proof that the lack of conformity existed at the time of delivery;

-The lack of conformity is incompatible with the nature of the goods;

-The lack of conformity is attributable to the fault /negligence of the Consumer, resulting from misuse, abuse, accident, alteration or incorrect electrical current or voltage,

-Warranty does not apply to any consumable items like clearomizers, coil, cartomizers delivered with or in the equipment caused by normal wear and tear or otherwise due to the normal aging of the product

The Distributor shall allow Company's inspector to verify the defective of the product.

14.	TERMINATION OF THIS AGREEMENT

14.1.           The Distributor shall be entitled to terminate this Agreement with immediate effect by notice in writing to the Company if the Company goes into liquidation, steps are taken to commence the Company's winding up or a receiver, administrative receiver or administrator is appointed over all or any of the Company's assets.

14.2.           The Distributor shall not be entitled to make any claim against the Company or any other company in the Smart Evolution Trading Group resulting from the termination of this Agreement by either party and/or for compensation for loss of distribution rights, loss of goodwill or any other loss of any kind (other than a claim for damages based on a breach of this Agreement by the Company prior to the termination of this Agreement).

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14.3.           The Company is entitled to immediate terminate this Agreement in case the Distributor do not reach the Sales Target specified in the Annex C, with provision stated in art 8.11.

14.4.           The contract will immediately terminate, and will not produce any effect for the Parties in case the Distributor will not comply with provision of Annex D

14.5.           The Company is entitled to terminated this Agreement in case:

(A)                in case of default of any of the obligations under Arts 8.1,8.2, 8.3, 8.9, 8.10, 11.3, 12.1

(B)                In case of Distributor bankruptcy

(C)                Failure to deliver what provided in art 8.14

15.	CONSEQUENCES OF TERMINATION
15.1.	If this Agreement is terminated by notice the Company will:

(A)                supply only such quantities of Products as the Company in its absolute discretion considers sufficient for the reasonable requirements of the Company for such period.

This will apply to any orders not fulfilled before notice was given, whether or not accepted by the Company.

15.2.           Upon the termination of this Agreement for any reason:-

(A)                the Company will be entitled (but not obliged), by giving written notice to the Distributor within 21 days after the date of termination, to repurchase from the Distributor all or part of any stocks of the Products then held by the Distributor at the price paid by the Distributor including any transport costs and/or duties reasonably and properly paid by the Distributor or the value at which they stand in the books of the Distributor, whichever is the lower; provided that:-

(i)                   the Distributor will be responsible for arranging and paying for transport and insurance of such Products; and

(ii)                 the Distributor may, during one Month from the date of termination, sell Products which are fit for sale in respect of which the Company does not exercise its right of repurchase, and for those purposes the provisions of this Agreement will continue in full force and effect provided always that the Distributor must not dispose of the Products otherwise than in accordance with this Agreement unless given prior written approval by the Company to do so;

(B)                the Distributor will at its own expense within 30 days send to the Company or otherwise dispose of in accordance with the directions of the Company all samples of the Products and any advertising, promotional or sales material relating to the Products or any other documentation relating to the business of the Company (other than the correspondence between the Company and the Distributor) then in the possession of the Distributor;

(C)                outstanding unpaid invoices, if any, rendered by the Company in respect of the Products will become immediately payable by the Distributor and invoices in respect of Products supplied prior to termination but for which an invoice has not been submitted will be payable immediately upon submission of the invoice;

(D)                the Distributor will cease to promote, market or advertise the Products or to make any use of the Trade Marks other than for the purpose of selling stock in respect of which the Company does not exercise its right of repurchase;

(E)                the provisions of clauses 12, 13 and 14.4 shall continue in force; and

(F)                 subject as otherwise provided in this Agreement, and to any rights or obligations which have accrued prior to termination, neither party will have any further obligation to the other under this Agreement.

16.	FORCE MAJEURE

16.1.           If the performance of any obligation under this Agreement is prevented or delayed due to war riots civil commotions strikes lock-outs labor troubles or any other causes or contingencies beyond the reasonable control of the party in default such party shall be excused from performance so long as and to the extent that such cause continues to prevent or delay performance and provided that the party in default shall promptly notify the other party of the existence of such cause and shall at all times use its best endeavors to promptly resume and complete performance and provided further that if such cause continues, whether or not continuously, to prevent or delay performance for a period exceeding six (6) months the party not in default shall be entitled to terminate this Agreement by giving to the other 30 days written notice.

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16.2.           As soon as practicable after the date of this Agreement the Distributor shall supply to the Company a copy of the Distributor's disaster recovery plan and the parties shall negotiate with a view to agreeing any amendments to that plan which the Company reasonably suggests to the Distributor. Alternatively, the Distributor may supply to the Company a copy of its own disaster recovery plan. The Company shall consider in good faith any such plan and the parties shall negotiate with a view to agreeing any amendments to that plan which the Company suggests.

16.3.           In circumstances of the type described above in Clause 16.1,the Distributor shall comply with any relevant provisions of any disaster recovery plan which the Company has provided to the Distributor or which the Distributor has provided to the Company and the Company has approved in accordance with Clause 16.2 or which the parties have otherwise agreed in advance in accordance with Clause 16.2. The Company may suggest revisions to such plans from time to time by notice in writing to the Distributor and, upon receipt of such a suggestion, the parties shall negotiate in good faith with a view to agreeing the revision.

17.	ASSIGNABILITY

17.1.           The rights and obligations of the Distributor under this Agreement are personal to the Distributor and shall not be assigned, delegated, transferred or otherwise disposed of without the previous written consent of the Company.

17.2.           The Company will be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through an Affiliate of the Company. The Company may assign this Agreement, any or all of its rights and obligations, and any or all of the Trade Marks or Intellectual Property pertaining to any of the Products, to any Affiliate of the Company. The Distributor shall at the request of Company execute such documents and do any other things as are necessary for such assignee to assume, by way of novation and in place of the Company, any or all of the obligations and duties of the Company under this Agreement. For the avoidance of doubt, following such transfer by way of novation, all obligations and duties under this Agreement shall be assumed by the assignee, and the Company shall be no longer bound contractually or liable to the Distributor.

18.	NOTICES AND OTHER COMMUNICATIONS

18.1.           Notices or other communications under this Agreement shall only be effective if they are in writing. Facsimiles are permitted but unless expressly stated in this Agreement or otherwise agreed in writing such notices or other communications shall not be effective if sent by electronic mail.

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18.2.           Notices or other communications under this Agreement shall, if given by post, be effective 10 days after posting and, if given by facsimile be effective when confirmation of dispatch is printed by the facsimile machine in question. All notices and other communications under this Agreement shall be in the English language.

Notices and other communications under this Agreement shall be sent to the intended recipient as set out below:

Recipient	Address	Facsimile number	E-mail
The Company	C.so Re Umberto 7, Torino, Italy, 10121	+390113747829	info@puffcigarette.com
The Distributor	5940 S. Rainbow Las Vegas, NV 89118	+1949 202 1999	phil@smithandramsay.com

Either party may change its address details above by giving notice to the other party of the change.

19.	GOVERNING LAW AND JURISDICTION

The formation, existence, construction, performance, validity and all aspects of this Agreement or any term of this Agreement shall be governed by and construed in accordance with the laws of Italy.

20.	LANGUAGE

If the Agreement is translated from English into another language any inconsistencies of interpretation arising as a result of the translation shall be determined by reference to the Agreement as drafted in English.

21.	REMEDIES ANO WAIVERS

21.1.           No delay or omission on the part of either party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or
(B)	operate as a waiver of it.
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21.2.           The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

21.3.           The rights, powers and remedies provided in this Agreement are, unless otherwise stated, cumulative and not exclusive of any rights, powers and remedies provided by law.

22.	ENTIRE AGREEMENT AND SEVERANCE

22.1.           This Agreement shall supersede all arrangements or agreements relating to the distribution of all or any of the Products previously entered into or made between the Company and the Distributor and all such arrangements or agreements are terminated by this Agreement.

22.2.           This Agreement and all terms and conditions referred to in this Agreement represent the entire agreement between the parties and no modification or alteration to this Agreement shall have effect unless the same is agreed in writing between the Company and the Distributor.

22.3.           In the event that any provision of this Agreement shall be held or declared void or unenforceable by reason of any provision or applicable law, or should any government or regulatory body refuse (or threatens to refuse) authorization for the same or indicate and intention to levy a penalty or fine in respect of the same, then:

(i)                   the provision in question shall be deleted and the remaining provisions of this Agreement shall continue in full force and effect; and,

(ii)                 the parties shall meet to negotiate in good faith to agree upon a valid binding and enforceable substitute provision, with reconsideration of other provisions of this Agreement not so affected where necessary, so as to maintain the economic purposes and intentions of this Agreement.

23.	DISPUTE RESOLUTION – ARBITRATION

23.1.           This Agreement is governed by the law of Italy, and each Party hereby submits to the exclusive jurisdiction of the court of Italy for the remedies describe in this section.

23.2.           The procedure set out will be adhered to in all disputes which the Parties cannot resolve informally through their relationship Managers. The aggrieved Party shall notify the other Party in writing of the nature of the Dispute with as much details as possible about the delayed obligations under this Agreement. The relationship Managers shall meet in person within 7 days after the date of the written notification to reach an agreement about the nature of the delayed and the corrective action to be taken by the respective Parties. If the relationship Managers are unable to agree on corrective action either Party may request arbitration as provided for in this Agreement.

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23.3.           If the dispute is not resolve in accordance to section 23 .1, 23.2 either Party shall initiate Arbitrat ion under the Turin Court of arbitration, rules available at http://www.pie. camcom.it/cameraarbitralepiemonte. In particular the number of arbitrators shall be one. The arbitrator shall be appointed by the President of the Court of arbitration; the legal place of arbitration shall be Turin, Italy; the language to be used in the arbitral proceedings shall be Italian

24.	Entire Agreement

This Agreement, including Annex and other documents incorporated by reference, is the final full and exclusive expression of the agreement of the Parties after discussion, so for the purposes of articles 1341and 1342 ss, Italian Civil Code,the parties declare that they have knowledge of General conditions contained in this agreement by having negotiate them, and therefore they renounce the specifically subscription

for and on behalf of	/s/ Authorized signatory
SMART EVOLUTION TRADING S.R.l.	Authorized signatory

for and on behalf of	/s/ Authorized signatory
SMITH AND RAMSAY BRANDS, LLC	Authorized signatory

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ANNEX A

TRADEMARKS

PUFF® logo (below) is a registered trademark in Italy (registration n° 1409547 and n°1536689), in Switzerland, China, Croatia, Germany, Spain, France, Great Britain, Greece, Morocco, Monaco, Serbia, Russian Confederation, Tunisia (registration n° 1137866) and in U.S.A. (registration pending n° 86215072)

QHIT™ logo (below) is a registered trademark in Italy (registration n° 1425299). The word "QHIT" has also been registered with registration n° 1574862 in Italy.

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,.

AVATAR™ logo (below) is a registered trademark in Italy (registration n° 1514614) .The word "AVATAR" has also been registered with the pending registration n° T02014C001384 in Italy and with the pending registration n° 24148/D/2014 in Russian Confederation, Europe and U.S.A.

T-ORE™ logo (below) is a registered trademark in Italy (registration n° 1559484) .

Xl™ logo (below) is a registered trademark in Italy (registration n° 1559485).

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Brands (here shown in black but subject to multiple colors) used by SRT SRL not yet subject to registration but closely linked to the brand PUFF:

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ANNEX B

LIST OF PRODUCT AND SALES TERMS

Redacted.

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ANNEX C

SALES TARGET

Redacted.

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ANNEX D

FIRST PURCHASING ORDER

Redacted.

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